AMENDMENT

TO

FUND ACCOUNTING AND FINANCIAL ADMINISTRATION SERVICES

AGREEMENT

THIS AMENDMENT (the “Amendment”), dated March 11, 2014, is effective as of January 1, 2014 by and between LINCOLN ADVISORS TRUST (the “Fund”), on behalf of its Portfolios, and THE BANK OF NEW YORK MELLON (“BNYM”).

BACKGROUND:

A.	The Fund and BNYM are parties to a Financial Accounting and Financial Administration Services Agreement dated as of October 27, 2011, as amended (the “Agreement”). This Amendment is an amendment to the Agreement.

B.	The Fund and BNYM desire to extend the Agreement, revise the fees payable pursuant to the Agreement and make such other changes as set forth in this Amendment.

C.	The Fund and BNYM desire to amend the Agreement with respect to the foregoing.

D.	This Background section is hereby incorporated by reference in and made a part of this Amendment.

TERMS:

In exchange for good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree that:

1.	Section 2A of the Agreement is hereby deleted in its entirety and replaced with the following:

“The Fund agrees to pay BNYM such compensation as is mutually agreed to in writing by the Fund and BNYM from time to time.”

2.	The first sentence of Section 3.A. is hereby deleted in its entirety and replaced with the following:

“The term of this Agreement shall begin on the Effective Date and continue until December 31, 2018 (the “Initial Term”).”

3.	The following sub-paragraph of Section 3.B. is hereby added as sub-paragraph (iv) and all subsequent sub-paragraphs shall be renumbered as applicable:

“(iv) For Convenience: This Agreement may be terminated by the Fund at any time for any reason on or before December 31, 2017 by providing at least 12 months’ prior written notice. For the removal of doubt, this means that

December 31, 2016 is the latest date on which such notice may be given. Such termination shall not be deemed “for cause”.”

4.	The following line items are hereby added to Section J of Schedule B to the Agreement:

“3.	Tax Provision Preparation
•	Prepare fiscal year-end tax provision analysis;
•	Process tax adjustments on securities identified by the Fund that require such treatment;
•	Prepare ROCSOP adjusting entries; and
•	Prepare financial statement footnote disclosures.
4.	Excise Tax Distributions Calculations
•	Prepare calendar year tax distribution analysis;
•	Process tax adjustments on securities identified by the Fund that require such treatment; and
•	Prepare annual tax-based distribution estimate for the Fund.
5.	Other Tax Services
•	Prepare for execution and filing, the federal and state income and excise tax returns;
•	Prepare year-end Investment Company Institute broker/dealer reporting and prepare fund distribution calculations disseminated to broker/dealers; and
•	Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements.
6.	Uncertain Tax Provisions
•	Documentation of all material tax positions taken by the Fund with respect to specified fiscal years and identified to BNYM (“Tax Positions”);
•	Review of the Fund’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures and (v) Subchapter M compliance work papers;
•	Determine whether Tax Positions have been consistently applied, and documentation of any inconsistencies;
•	Review relevant statutory authorities;
•	Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to the Fund;
•	Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, BNYM; and
•	Delivery of a written report to the Fund detailing such items.”

5.	The following line item is hereby added to Section K of Schedule B to the Agreement:

“3.	In accordance with Instructions received from the Fund, and subject to portfolio limitations as provided by the Fund to BNYM in writing from time to time, monitor the Fund’s compliance, on a post-trade basis, with such portfolio limitations, provided that BNYM maintains in the normal course of its business all data necessary to measure the Fund’s compliance.*”

*BNYM will not perform this service until the Fund provides adequate written notice to BNYM specifically requesting such service.

6.	The following Section R is hereby added to Schedule B to the Agreement:

“R. Regulatory Administration Services (not to commence prior to March 9, 2014)

1.	Maintain a regulatory calendar for the Fund listing various SEC filing and Board approval deadlines.*
2.	Assemble and distribute board and committee materials (for the removal of doubt, “committee”, as used herein, shall apply only to the Audit Committee and Investment Committee) for quarterly meetings of the Board and committees, including the drafting of agendas and resolutions, notices and follow-up lists for such quarterly meetings of the Board and committees (with final selection of agenda items made by Fund counsel).
3.	Attend (in-person or telephonically) quarterly Board and committee meetings and draft minutes thereof (for the removal of doubt, “committee”, as used herein, shall apply only to the Audit Committee and Investment Committee).
4.	Prepare and coordinate the filing of annual post-effective amendments to the Fund’s registration statement (not including the initial registration statement or related to the addition of one or more classes of shares or series).*
5.	Prepare and coordinate the filing of Forms N-CSR, N-Q and N-PX, as applicable (with the Fund supplying the voting records in the format required by BNYM).
6.	Administratively assist the Fund in the handling of SEC examinations by providing requested documents in the possession of BNYM that are on the SEC examination request list.*
7.	eBoard Book Services - Permit persons or entities entering a valid password to have electronic access, via an Internet-based secure website, to current quarterly Board meeting materials and such other Board meeting materials as may be agreed between BNYM and the Fund.*
8.	Provide compliance policies and procedures related to certain services provided by BNYM and, if mutually agreed, certain of the BNYM Affiliates; summary procedures thereof; and periodic certification letters.

9.	To the extent an annual audit of BNYM’s Rule 38a-1 compliance policies and procedures is performed by an independent accounting firm, provide a copy of the audit report of the independent accounting firm, to the extent not prohibited by the terms of the audit engagement letter or such other applicable terms.

*BNYM will not perform these services until the Fund provides adequate written notice to BNYM specifically requesting such services.

All regulatory services are subject to the review and approval of Fund counsel.”

7.	Schedule C to the Agreement is hereby deleted in its entirety.

8.	Miscellaneous.

(a)	As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control with respect to the subject matter of this Amendment.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

LINCOLN ADVISORS TRUST,
on behalf of its Portfolios

By: /s/ William P. Flory, Jr.

Name: William P. Flory, Jr.

Title: Vice President & Chief Accounting Officer

THE BANK OF NEW YORK MELLON

By: /s/ Candice L. Walker

Name: Candice L. Walker

Title: Vice President